Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Experts” in the Combined Proxy Statement and Prospectus of Pioneer Oak Ridge Large Cap Growth Fund and Pioneer Oak Ridge Small Cap Growth Fund and to the incorporation by reference of our reports, dated January 24, 2014, on the financial statements of Pioneer Oak Ridge Large Cap Growth Fund and Pioneer Oak Ridge Small Cap Growth Fund, included in the Annual Reports to Shareholders for the year ended November 30, 2013, in this Registration Statement on Form N-14 filed with Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
June 10, 2014